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                                   Exhibit 7.3



May 29, 2003


Mr. Gregory M. Shepard
15 Country Club Place
Bloomington, Illinois  61701


Dear Mr. Shepard:


         You have informed us that you and Mid-West Mutual Insurance Company, an Ohio mutual property and casualty insurance company in the process of being formed by you ("Mid-West"; Midwest (so long as it has delivered to Jefferies an executed signature page to the confidential engagement letter dated May 29, 2003 from Jefferies to Shepard and to the Indemnification Letter (as defined therein)) and/or you (in your individual capacity), as the context may require, are hereinafter referred to sometimes as "you"), are seeking to undertake a financing and merger (the "Transaction") with respect to State Automobile Mutual Insurance Company ("State Auto" or the "Issuer"), an Ohio mutual property and casualty insurance company which owns 67.2% of the outstanding common shares of State Auto Financial Corporation ("STFC"), an Ohio insurance holding company and its publicly-traded subsidiary. It is our understanding that the State Auto would first merge with Mid-West, with State Auto as the surviving entity. State Auto would then immediately commence a tender offer for STFC's 10,896,332 public shares (other than your shares which will be exchanged for newly issued preferred stock) for $27.50 per share. You have advised us that in order to consummate the Transaction, you will require financing (the "Financing") in the approximate amount of up to $400 million of two-year notes that are to be issued by the Issuer and secured by the stock of the Issuer's insurance subsidiaries and with an effective yield not to exceed 10% (the "Notes").


         We are pleased to confirm that Jefferies & Company, Inc. ("Jefferies") is highly confident in our ability to arrange the Financing of Notes in an aggregate principal amount of up to $400 million. Our ability to complete the Financing is subject to (i) there having been in our sole judgment no material adverse change in business, results of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, Mid-West or any of their respective subsidiaries since December 31, 2002; (ii) market conditions for the issuance of high yield securities with investment grade credit ratings remain comparable to those existing as of the date of this letter as determined by us in our sole discretion; (iii) our receipt of audited and unaudited historical financial statements (including unaudited pro forma financial statements) of each of State Auto, STFC, Mid-West and their respective subsidiaries, acceptable to us and conforming to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto for registration statements filed thereunder for the prior three full fiscal years of each such entity and the full fiscal quarters that have elapsed since the most recently ended fiscal year of each such entity, (iv) completion of additional business, financial, tax, legal, accounting and other customary due diligence on State Auto and STFC and their respective subsidiaries to our satisfaction in our sole discretion and our not having discovered or otherwise becoming aware of any information not previously disclosed to us that we believe in our sole discretion to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, results of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, Mid-West or any of their respective subsidiaries; (v) the Financing being on terms and conditions, including pricing and fees, that in our view in our sole discretion are appropriate for facilities of those sizes, types and purposes and that are satisfactory to us, and the Transaction being on terms and conditions satisfactory to us in our sole discretion; (vi) the preparation, execution, and delivery of documentation satisfactory to us in our sole discretion, our counsel and the purchasers of the Notes, which documentation will contain representations, warranties, conditions, covenants, indemnification obligations and other terms and provisions as are customary in transactions of this type;
(vii) the Financing, the Transaction and all other transactions


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related thereto being provided for and consummated pursuant to documentation satisfactory to us in our sole discretion; (viii) the capitalization of State Auto and Mid-West, assuming completion of a Transaction, upon terms and conditions satisfactory to us in our sole discretion; (ix) receipt by State Auto, Mid-West and STFC of all required approvals, including without limitation satisfactory receipt and review of the SEC review and approval of the Transaction and all documentation relating to the Financing and receipt of all other necessary government approvals (including, without limitation, all state and federal regulatory approvals) and third party consents, and approval of the boards of State Auto, Mid-West and STFC; (x) no change or proposed change in federal law or the laws of any jurisdiction, including but not limited to insurance regulations, in which State Auto, Mid-West, STFC or their respective subsidiaries operate that could reasonably be expected to adversely affect the Transaction or the Financing as determined by us in our sole discretion; (xi) receipt of ratings on the Notes from Moody's Investors Service, Inc. and Standard and Poor's Corporation of Baa2/BBB or better and an NAIC rating of 2 or better from The National Association of Insurance Commissioners; (xii) receipt of AM Best ratings on claims paying ability for Mid-West, State Auto and STFC of "A" or better; (xiii) the appointment of senior management of Mid-West, State Auto and STFC acceptable to us in our sole discretion; (xiv) such newly issued preferred stock issued in exchange for your shares having no maturity, mandatory redemption or cash dividend requirements; and (xv) State Auto, Mid-West, STFC or any of their respective affiliates not having entered into any financing, acquisition or other transaction that could negatively affect the Transaction or the Financing as determined by us in our sole discretion, other than any transactions that you have disclosed to us prior to the date hereof.


         It should be understood that this letter does not constitute or give rise to any commitment or obligation on the part of Jefferies or any of its affiliates, to provide any portion of the Financing, provide any other financing, or provide any advisory or placement service in connection therewith. Any agreement to provide Financing will arise only after negotiation and execution of a separate written agreement acceptable to Jefferies and such affiliate, in their sole discretion with respect to any such Financing, and after consideration and internal approval, including but not limited to credit approval, by Jefferies and such affiliate, in their sole discretion, in addition to the above referenced qualifications (and we can give no assurance that such approval would be obtained).


         This letter is solely for use by you, and may not be disclosed, except with our prior written consent, to anyone other than your officers, attorneys and advisors, and the officers, attorneys and advisors of State Auto and STFC, in each case on a confidential and need-to-know basis. Notwithstanding the foregoing, this letter may be disclosed by you in filings with the Ohio Securities Division, the Ohio Department of Insurance and the Securities and Exchange Commission related to State Auto and STFC, pursuant to applicable rules and regulations, and as otherwise required by law (and in each such event of permitted disclosure as required by law, you agree, to the extent permitted by law, to promptly to inform us).


         You should be aware that other companies with interests that may conflict with you may be or become customers of Jefferies or its affiliates and Jefferies or its affiliates may be providing or in the future may provide financing or other services to them.


         Jefferies & Company, Inc. is an investment banking firm with an extensive fixed income presence and distribution capability. Since 1993, Jefferies has raised over $45 billion of debt for its clients. We are delighted to have this opportunity to work with you and look forward to assisting you with the consummation of the Transaction.

                                           Very truly yours,

                                           JEFFERIES & COMPANY, INC.


                                           By:  /s/ John G. Chiles
                                              ------------------------------
                                              Title:  Managing Director
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